EXHIBIT 99.2

Script

2007 4th Quarter and Year End Financial Results Conference Call

Scheduled for 3 p.m. MT on Wednesday, February 27, 2008

(Paul)

(Introduction)

Good afternoon and welcome to Einstein Noah Restaurant Group’s 2007 fourth quarter and year end financial results conference call. I’m Paul Murphy, president and chief executive officer and with me today is Rick Dutkiewicz, chief financial officer.

Let me start by covering a few regulatory matters. I would like to note during our opening remarks and in our responses to your questions certain items may be discussed which are not based on historical fact. Such items, including statements indicating our belief, trends, plans, expectations, building a foundation and the like, should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially. For more details, please refer to our news release issued today and to the risk factors in our SEC filings.

Now for some perspective on our fourth quarter and year-end results …

The Company continued to make good progress in both the fourth quarter and full year 2007.  Comp store sales, average unit volumes, revenues and net income all showed meaningful increases in the face of an exceptionally difficult operating environment for most restaurant concepts.  In addition, the Company enters 2008 with a significantly stronger balance sheet than was the case 12 months ago.  In a few moments, Rick will present our financial results in detail.

But first I would like to tell you about the steps we took in the fourth quarter of 2007 to set the foundation for continued growth and solid financial performance for 2008 and beyond.  There were five major initiatives:

First, we locked in the cost of wheat for all of 2008 through our relationship with Cargill.  This has provided us with cost visibility and allowed us to implement a tactical price increase in early 2008.

Second, we realigned our operational leadership team to ensure our restaurants deliver a superior guest experience and strong financial performance.  The change allows our leaders to focus on coaching our general managers and crew members.  The resulting operational and financial performance in early 2008 shows us we made the right decision for the long term.

Third, we made adjustments to the field compensation program to place total emphasis on building sales and delivering the appropriate margin dollars.

Fourth, we took a hard look at the cost of operating our support center in Lakewood, CO. In early 2008, we reduced our workforce and eliminated certain other costs to ensure solid performance this year and into the future. These reductions will keep our general and administrative costs virtually flat in 2008, while we continue to grow the top line as well as focus on margins.

Fifth and finally, we completed the development of an exciting new menu for the Einstein Bros. brand that encourages visitation by more guests, more often, during more day parts.  This new menu uses bold and appetizing photography to feature several new breakfast and lunch items, including lighter fare, whole wheat wraps, an assortment of melts, new deli sandwiches on fresh-baked bread and a “mix and match” soup, salad, and/or sandwich option.  The focus of these changes was to bring more visibility to all we have to offer our existing guests, broaden our appeal across day parts, and reduce our cost in our offerings without compromising quality.

Guest and manager response to the menu changes has been overwhelmingly positive. Einstein Bros.’ comp sales have risen substantially from the prior periods, and we are seeing an improvement in the units sold trend.  Our plan is to introduce similar menu enhancements to Noah’s Bagels by mid-year.  We also introduced the popular pizza bagels from the Einstein Bros. concept to Noah’s in January, which was met with enthusiastic guest response.

Throughout the year we will continue to test new menu offerings across all day parts to identify new items to expand sales at our restaurants.

We are very encouraged by the results of these changes. For 2008, we have limited our exposure to wheat price increases to approximately $6.6 million when compared to our actual costs in 2007.  With a measure of cost certainty in place, we now have the flexibility to strategically improve our margins through pricing and new menu offerings.

In essence, we created a solid financial foundation that we can build on in 2008 and we are confident we will be able to meet our 2008 financial and growth objectives. This year, we plan to expand sales and profitability and continue to open new, profitable restaurants.

In order to expand sales and profitability, as discussed earlier, we have already implemented our enhanced menu for Einstein Bros. restaurants and will continue to upgrade existing restaurants, increase our focus on hospitality and increase restaurant sales growth through catering. So, here’s how we plan to do that:

•                  First, Price Increase. Along with the redesign of the menu boards and the introduction of new items, the new menu rollout included a price increase of approximately 4.9%.

•                  Second, Upgrade Selected Restaurants. As of the end of 2007, we have upgraded a total of 59 company-owned restaurants. Excluding the 10 restaurants upgraded in Q4 of 2007, the restaurants experienced, on average, an 8.6% increase in comparable store sales. Due to the success of the upgrades, we plan to upgrade at least 45 more restaurants in 2008 at a cost of approximately $5 million. We plan to continue to upgrade restaurants in future years.

•                  Third, Increased Focus on Hospitality. As we mentioned earlier, we realigned our operational leadership in 2007. As part of that effort, we created area hospitality managers who will focus on improving hospitality at the restaurant level. We believe we will see the impact of their efforts to better train our general managers, order takers and cashiers on how to positively interact with our guests and make them feel welcome. Furthermore, in 2007, we installed our improved order system, which reduces the wait time of our guests and features a wireless, mobile ordering pad, into 111 more restaurants. In 2008, we plan to implement the system in 60 to 70 more restaurants where we believe wait time has been a limiting factor to increasing sales.

•                  Finally, Increased Restaurant Sales through Catering. We continue to identify catering as a growth opportunity for our existing base of restaurants. We currently have catering operations that include catering managers and coordinators in 20 of our major markets. We plan to add one additional market in 2008, as we believe catering not only leverages our existing restaurant infrastructure with little or no additional capital investment, but also exposes more people to our food and brands.

In addition to expanding sales in our existing restaurants in 2008, we plan to continue our restaurant growth efforts through the opening of company-owned, licensed and franchised restaurants. We believe that growth in all of these channels of our business is the best way to ensure we open new profitable restaurants in a strong, financially sustainable fashion.

•                  First, company-owned restaurants. Our expansion plans in this channel are intended to increase penetration in our most attractive markets with an existing brand presence. We plan to open at least 18 new company-owned restaurants this year.

•                  Second, Licensed Restaurants. Licensed restaurants have proven to be our strongest growth vehicle with regard to the opening of new restaurants, and we will continue to expect that to be the case in 2008. In 2007, we opened 31 new licensed restaurants, most of which were in colleges and universities.  We believe this gives us strong brand exposure to a younger audience that we hope will continue to be guests at our company-owned restaurants for years to come. Our plan is to open at least 35 new licensed locations in 2008 to further expand our footprint.

•                  Finally, Franchised Restaurants. Franchising is a strong growth opportunity for the Einstein Bros. brand, as we signed two development agreements with franchisees in 2007. One of them plans to open at least 20 restaurants in northern Florida, while the other plans to open at least four restaurants in Arkansas. In addition, earlier this month, we signed our newest franchisee, which plans to open four restaurants, in several counties around Augusta, Ga., and Aiken, S.C. Based on all of those agreements, we believe that at least five new franchise restaurants including both the Einstein Bros. Bagels brand and the Manhattan Bagel brand will open in 2008. Currently, we have 69 franchised Manhattan Bagel restaurants open throughout the United States.

Earlier I spoke about the realignment of our field operations team. This factor, in particular, caused our fourth quarter performance to be below our own expectations. We realigned our field operations team in early October 2007. This initiative clearly gained traction by mid-December and, as of the end of February, we have seen 10 weeks of significantly improved margin performance. However, this decision resulted in $1.2 million in costs and margin impact for the fourth quarter.

In closing, we are satisfied with our 2007 results, given the difficult environment, and very pleased with the building blocks we put in place during the fourth quarter of 2007 to prepare for 2008. We have built a foundation that has so far made and should continue to make 2008 a strong growth year for Einstein Noah Restaurant Group.

With that, I would like to turn the call over to Rick Dutkiewicz. As always, I will be available to answer questions during the Q&A portion of our call. Rick …

(Rick)

Thanks, Paul …

Today we reported our 13th consecutive quarter of positive comparable store sales growth, a testament to the power and consumer appeal of our brands during a difficult operating environment for the restaurant industry. Company-owned restaurants achieved 3.2% year-over-year sales growth in the fourth quarter, which comprises 4.0% in pricing, 0.2% related to mix of products sold, and a slight decline of 0.9% in units sold. We continue to see impressive results from our upgraded restaurants. Those units posted a 6.1% comparable store sales growth. We intend to upgrade an additional 45 restaurants in 2008. By the end of 2008, we will have upgraded approximately 100 of our company-owned restaurants. Our company-owned restaurants were open a total of 5,349 operating weeks in the quarter.

Total revenue increased 6.1% in the fourth quarter to $105.2 million from $99.2 million in the same quarter last year. All three revenue categories increased in the quarter, with the majority of the increase at our company-owned restaurants, which advanced 4.7% to $96.7 million from $92.4 million in the same quarter of 2006. During the quarter, we opened seven new company-owned stores, six of which opened in December, and completed the planned closure of four underperforming stores. The quarter also benefited from approximately $800,000 of non-recurring revenue from gift card breakage. Average unit volume in company-owned restaurants now stands at $909,000 for the trailing twelve months. Manufacturing and commissary revenue was up 27% in the fourth quarter to $6.8 million. The increase was attributable to additional products sold as well as price increases on current products. Franchise and license revenues increased 19.4% to $1.7 million based on opening 14 new license locations in the quarter, and two new franchise locations in the year, coupled with an improvement in comparable store sales at existing locations.

Gross profit in the fourth quarter was adversely affected by substantial increases in agricultural commodities as well as increased labor costs from minimum wage increases that took effect during the year. In a few moments, we will discuss how we have addressed the commodities challenges for 2008. The fourth quarter of 2006 had the benefit of a $900,000 adjustment to workers compensation expense. Our gross profit decreased 8.5% to $21.5 million in the fourth quarter. Manufacturing gross profit declined by $1.0 million, due to higher wheat costs as well as approximately $500,000 of one-time conversion charges and adjustments. We are in the process of negotiating price increases with our customers in early 2008 to offset the impact of agricultural commodities.

Our operating expenses increased modestly in the quarter to $12.7 million from $12.6 million. General and administrative grew by $1.8 million in the fourth quarter due to approximately $600,000 of one-time charges, as well as $1.2 million in cost increases related to taxes, legal fees and other employee related costs. Depreciation and amortization increased approximately $600,000 due to our increased spending on new stores as well as upgrades in 2007. These increases were largely offset by a reduction in impairment and other related costs of $2.1 million.

We reported operating income of $8.8 million in the fourth quarter, down from $10.9 million in the fourth quarter of 2006, once again due in part to agricultural commodities pressure. Net interest expense declined 65.2% from $4.9 million to $1.7 million. We recorded a $300,000 provision related to state and alternative minimum taxes. We utilized a portion of our NOLs to offset the majority of our income tax expense. Net income increased 12.4% to $6.8 million or $0.41 per diluted share. Our press release earlier today identified approximately $1.5 million of one-time items and impairments in the fourth quarter of 2007 plus the benefit of $800,000 in non recurring gift-card breakage.

In 2007, we generated $24.9 million of cash from operations versus $14.0 million in 2006. We have reinvested this cash flow into the business and almost doubled our capital expenditures to $25.1 million in 2007. At year end, we had $9.4 million of unrestricted cash.

I want to take a moment to discuss agricultural commodities. If you recall from our third quarter conference call, we entered into a commodity management program with Cargill, Incorporated to manage our wheat costs. At that time, we had locked in the pricing for the first half of 2008. Since that time, we have successfully locked in our wheat costs for all of 2008. On a year over year basis, wheat will cost us $6.6 million more than in 2007. Had we not been proactive and locked in the cost of wheat, today we would be faced with a $15.1 million higher spend for wheat than we paid in 2007.

We believe our proactive approach to managing price increases for wheat and other agricultural commodities sets the stage for 2008 with our exposure both known and fixed. To the extent that wheat prices retreat later in the year, our program is structured to allow us to participate in any potential cost relief. This commodities strategy provides cost visibility, which allowed us to implement the tactical price increases in conjunction with our new menu rollout in late January of 2008.

We thank you for your ongoing support and look forward to answering any questions you might have.

Operator, you may now open the call to questions. Questions may be addressed to either Paul or myself.

Summary of Question and Answer Session:

Break down of cost of sales for company-owned restaurants (in thousands):

Cost of products sold	$28,744
Salaries and benefits	28,789
Rent and occupancy costs	9,238
Other controllable costs	8,731
Marketing expenses	562
Total company-owned restaurant costs	$76,064

Outlook of wheat costs: For every $1 increase in a bushel of wheat, it costs us $1.5 million per year in additional costs to produce our product.  For 2009 we have not locked in any pricing, but we are developing our strategy.  We believe the wheat market is not totally rational right now and we are waiting to see how the wheat markets react in 2008.  The impact of the additional cost of wheat of $6.6 million in 2008 over 2007 is broken down as follows:

First quarter	$1.5 million
Second quarter	1.4 million
Third quarter	2.0 million
Fourth quarter	1.7 million
Total 2008 impact of the cost of wheat	$6.6 million

First quarter 2008 outlook: We took a price increase at the end of the first period, and have currently seen an increase of 3.6% in same store sales quarter to date in 2008, which is continuing to accelerate.

Summary of one-time charges and where they are included on the statements of operations:

Manufacturing and commissary costs	$0.5 million
Company-owned restaurant costs	1.2 million
General and administrative expenses	0.6 million
Operating expenses	0.3 million

Locking rates on our long-term obligations: Our $90 million First Lien Term Loan is tied to LIBOR plus 2%, and $75.5 million was locked on February 26, 2008 at 5.05% for six months, which will give us cash relief and interest expense relief on a prospective basis.

Pricing strategy: The impact of pricing by quarter for 2008 compared to the same quarter in 2007 is as follows:

First quarter	6.5%
Second quarter	7.0%
Third quarter	5.5%
Fourth quarter	4.9%
Weighted average annual pricing effect	6.0%

Marketing: Our annual 2008 budget will have a modest change from 2007.  Our 2007 marketing expenses were $3.2 million, which is a combination of marketing and advertising and production costs.

Thank you for joining us and we look forward to speaking to you again in the first quarter earnings conference call. Have a good evening.